                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            LODGENET ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                                     [LOGO]

                          3900 WEST INNOVATION STREET
                        SIOUX FALLS, SOUTH DAKOTA 57107

                            ------------------------

                                                                   April 8, 1998

Dear Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of LodgeNet Entertainment Corporation. The meeting will be held on Wednesday, May 13, 1998, at 9:00 a.m. local time, at LodgeNet's National Headquarters and Distribution Center, 3900 West Innovation Street, Sioux Falls, South Dakota 57107. We encourage you to read carefully the enclosed Notice of Annual Meeting and Proxy Statement.

    We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting. Your vote is important, whether you own a few shares or many.

Very truly yours,

/s/ Tim C. Flynn                               /s/ Scott C. Petersen

Tim C. Flynn                                   Scott C. Petersen
PRESIDENT AND CHIEF EXECUTIVE OFFICER          EXECUTIVE VICE PRESIDENT AND
                                               CHIEF OPERATING OFFICER

                       LODGENET ENTERTAINMENT CORPORATION

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Stockholders (the "Meeting") of LodgeNet Entertainment Corporation (the "Company") will be held at LodgeNet's National Headquarters and Distribution Center, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 on Wednesday, May 13, 1998, at 9:00 a.m., Central Daylight Time, for the purpose of considering and voting upon the following matters:

TO RECEIVE AND CONSIDER:

    The report of Management on the business of the Company and the Company's audited financial statements for the fiscal year ended December 31, 1997, together with the report thereon of Arthur Andersen LLP, the Company's independent public accountants.

TO ACT ON:

    1. ELECTION OF DIRECTORS. To elect two persons to the Board of Directors of the Company to serve for a three-year term expiring in 2001 and until such persons' successors are elected and qualified. The Board of Directors' nominees are:

                                     Lawrence Flinn, Jr.

                                     Scott C. Petersen

    2. AMENDMENT OF STOCK OPTION PLAN. To ratify and approve an amendment of the Company's 1993 Stock Option Plan, as amended and restated effective August 15, 1996, (the "Plan") to authorize up to an additional 800,000 shares available for issuance upon the exercise of stock options granted pursuant to the Plan.

    3. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

    4. OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

    Only those stockholders of record on March 25, 1998 shall be entitled to notice of and to vote in person or by proxy at the Meeting.

    The Proxy Statement which accompanies this notice contains additional information regarding the proposals to be considered at the Meeting and stockholders are encouraged to read it in its entirety.

    As set forth in the enclosed Proxy Statement, the proxy is solicited by and on behalf of the Board of Directors of the Company. It is expected that these materials will be first mailed to stockholders on or about April 8, 1998.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO BE SURE THAT YOUR STOCK IS VOTED. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

                                          By Order of the Board of Directors,

                                          /s/ Eric R. Jacobsen

                                          Eric R. Jacobsen
                                          SECRETARY

Dated:  April 8, 1998

                       LODGENET ENTERTAINMENT CORPORATION
                          3900 WEST INNOVATION STREET
                        SIOUX FALLS, SOUTH DAKOTA 57107
                                 (605) 988-1000

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1998

                             ---------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of LodgeNet Entertainment Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held on Wednesday, May 13, 1998, at LodgeNet's National Headquarters and Distribution Center, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 at 9:00 a.m., Central Daylight Time, and at any and all adjournments thereof. Tim C. Flynn and Scott C. Petersen, the designated proxyholders (the "Proxyholders"), are members of the Company's management. This Proxy Statement and the enclosed proxy card (the "Proxy") and other enclosures will be first mailed to stockholders on or about April 8, 1998. Only stockholders of record on March 25, 1998 (the "Record Date") are entitled to vote in person or by proxy at the Meeting.

MATTERS TO BE CONSIDERED

    The matters to be considered and voted upon at the Meeting will be:

    1. ELECTION OF DIRECTORS. To elect two persons to the Board of Directors of the Company to serve for a three-year term expiring in 2001 and until each such persons' successors are elected and qualified. The Board of Directors' nominees are:

                                  Lawrence Flinn, Jr.

                                  Scott C. Petersen

    2. AMENDMENT OF STOCK OPTION PLAN. To ratify and approve an amendment of the Company's 1993 Stock Option Plan, as amended and restated effective August 15, 1996 (the "Plan") to authorize up to an additional 800,000 shares available for issuance upon the exercise of stock options granted pursuant to the Plan (the "Plan Amendment").

    3. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

    4. OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

VOTING AND REVOCABILITY OF PROXIES

    A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting to the Secretary of the Company a written revocation of such proxy or a duly executed proxy bearing a later date or by voting in person at the Meeting.

    Unless revoked, the shares of common stock represented by Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in the Proxy, your shares of common stock will be voted: (i) "FOR" the election of the nominees for director set forth herein; (ii) "FOR" approval of the Plan Amendment; and (iii) "FOR" the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

    The enclosed Proxy confers discretionary authority with respect to any amendments or modifications of the proposals or other business which properly may be brought before the Meeting. As of the date hereof, management is not aware of any such amendments or modifications or other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendation and in the discretion of the Board of Directors.

COSTS OF SOLICITATION OF PROXIES

    This Proxy is made on behalf of the Board of Directors of the Company and the Company will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in this solicitation of Proxies also will be borne by the Company. It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Company does not intend to utilize the services of other individuals or entities not employed by or affiliated with the Company in connection with the solicitation of Proxies.

OUTSTANDING SECURITIES AND VOTING RIGHTS

    The authorized capital of the Company consists of 20,000,000 shares of common stock, par value $.01 per share, of which 11,513,031 shares were issued and outstanding on the Record Date, and 5,000,000 shares of preferred stock, $.01 par value, of which there are no shares outstanding.

    A majority of the outstanding shares of common stock constitutes a quorum for the conduct of business at the Meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the stockholders. The Company's Certificate of Incorporation does not authorize cumulative voting. In the election of directors, the persons receiving the highest number of votes will be elected. The approval of the Plan Amendment and the ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998 require the affirmative vote of a majority of the common stock represented and entitled to vote at the Meeting. Shares represented by a proxy card marked as abstaining on any proposal will be counted as a vote against that matter. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

    Brokers and nominees holding common stock in "street name" which are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the common stock and to solicit voting instructions with respect to the matters submitted to the stockholders. In the event any such broker or nominee has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker or nominee may give or authorize the giving of a Proxy to vote such common stock on the matters to be considered at the Meeting; PROVIDED, HOWEVER, that the broker or nominee may not give or authorize the giving of a Proxy for any matter if it has notice of any contest with respect to any matter, and, PROVIDED, FURTHER, that the broker or nominee may not vote the common stock "FOR" any matter which substantially affects the rights or privileges of the common stock without specific instructions from the beneficial owner. If you hold your common stock in "street name" and you fail to instruct your broker or nominee as to how to vote your common stock, your broker or nominee may, in its discretion, vote your common stock "FOR" the election of the Board of Directors' nominees and "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of common stock as of the Record Date by each person known to the Company to be the record or beneficial owner of more than five percent of the outstanding shares of common stock (other than depositories holding shares of common stock in "street name"), by each director and nominee for director, each executive officer named in the Summary Compensation Table, and by all directors and executive officers, as a group:

                                                             AMOUNT AND NATURE OF
NAME AND ADDRESS                                                  BENEFICIAL          PERCENT
OF BENEFICIAL OWNER(1)(2)                                        OWNERSHIP(3)       OF CLASS(3)
----------------------------------------------------------  ----------------------  -----------
Tim C. Flynn, Chairman, President and Chief Executive
  Officer(4)..............................................            550,205             4.8%
Scott C. Petersen, Executive Vice President and Chief
  Operating Officer(4)....................................            399,447             3.4%
John M. O'Haugherty, Senior Vice President and Chief
  Operating Officer, Lodging Division(4)..................             70,811            *
Douglas D. Truckenmiller, Vice President, Chief Operating
  Officer, ResNet Communications, L.L.C.(4)(5)............            187,333             1.6%
David M. Bankers, Vice President, Corporate
  Technologies(4).........................................             47,353            *
Eric R. Jacobsen, Vice President, General Counsel and
  Secretary(4)............................................             77,125            *
David Austad, Director(6).................................             18,833            *
Lawrence Flinn, Jr.(6)....................................            118,833            *
Richard R. Hylland(7)(8)..................................            488,966             4.2%
R. F. Leyendecker(7)(8)...................................            498,966             4.3%
Dimensional Fund Advisors, Inc.(9)........................            650,900             5.7%
Investment Advisers, Inc.(10).............................            871,300             7.6%
Longwood Investment Advisors, Inc.(11)....................            633,300             5.5%
Northwestern Networks, Inc.(7)(8).........................            471,966             4.1%
Wellington Management Company LLP(12).....................          1,416,100            12.3%
Woodland Partners LLC(13).................................            645,100             5.6%
Directors and Executive Officers(4)
  (A group of 13 persons).................................          2,634,687            21.7%

------------------------

*   Less than 1%.

 (1) Unless otherwise indicated, the address of such person is 3900 West Innovation Street, Sioux Falls, South Dakota 57107.

 (2) Each named person has sole voting and investment power with respect to the shares listed, except as noted below.

 (3) Shares which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group).

 (4) Includes shares issuable upon the exercise of options to purchase Common Stock which the person (or group) has the right to acquire within 60 days after the Record Date as follows: Mr. Flynn, 41,666 shares; Mr. Petersen, 225,065 shares; Mr. D. Truckenmiller, 43,333 (including 25,000 of 75,000 shares subject to vesting upon ResNet's achieving certain performance benchmarks); Mr. O'Haugherty, 65,811 shares; Mr. Bankers, 47,353 shares; and Mr. Jacobsen, 73,125 shares; and all directors and executive officers as a group, 648,936 shares. Does not include 8,884 shares held in the Company's 401(k) Plan of which Mr. Flynn and Mr. Petersen are Trustees; and for Mr. Flynn, includes 600 shares owned by Mr. Flynn's minor children, and for Mr. Petersen includes 150 shares owned by Mr. Petersen's minor children.

 (5) ResNet Communications, L.L.C. ("ResNet") is a majority-owned subsidiary of ResNet Communications, Inc., which is a wholly-owned subsidiary of the Company.

 (6) Includes 17,000 shares of Common Stock which each of Messrs. Austad and Flinn have the right to acquire by the exercise of vested stock options.

 (7) Messrs. Hylland and Leyendecker are directors of Northwestern Networks, Inc. ("NNI"), which is a subsidiary of Northwestern Public Service Company ("NPSC"). The shares attributable to Messrs. Hylland and Leyendecker include 17,000 and 27,000 shares, respectively, which they have the right to acquire by the exercise of vested stock options, and 471,966 shares held by NNI as a result of their being directors of NNI. Messrs. Hylland and Leyendecker disclaim beneficial ownership of all such shares.

 (8) The address of NNI and Mr. Leyendecker is 33 Third Street, S.E., Huron, South Dakota 57350-1318; the address of Mr. Hylland is 125 S. Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104-6403; share ownership information based on information provided by NNI.

 (9) The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California, 90401; address and share ownership information based on Schedule 13G filed for the year ended December 31, 1997.

(10) The address of Investment Advisers, Inc. is 3700 First Bank Place, Box 357, Minneapolis, Minnesota 55440; address and share ownership information based on Schedule 13G filed for the year ended December 31, 1997.

(11) The address of Longwood Investment Advisors, Inc. is Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19807; address and share ownership information based on Schedule 13G filed for the year ended December 31, 1997.

(12) The address of Wellington Management Company LLP is 75 State Street, Boston, Massachusetts 02109; address and share ownership information based on Schedule 13G filed for the year ended December 31, 1997.

(13) The address of Woodland Partners LLC is 60 South Sixth Street, Suite 3750, Minneapolis, Minnesota 55402; address and share ownership information based on Schedule 13G filed for the year ended December 31, 1997.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND NOMINEES

    The Company's Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors but may not be less than three nor more than nine. The Board of Directors is currently composed of six members. The Bylaws further provide for the division of the directors into three classes of approximately equal size, with directors in each class elected for a three-year term and approximately one-third of the directors elected each year.

    The directors nominated for reelection are Lawrence Flinn, Jr. and Scott C. Petersen. Messrs. Flinn and Petersen are completing the terms to which they were elected by the stockholders in 1995. Each nominee has indicated his willingness to serve and, unless otherwise instructed, Proxies will be voted in favor of such nominees. In the event that either Mr. Flinn or Mr. Petersen should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee(s), if any, as shall be designated by the Board of Directors. Management has no reason to believe that the nominees will be unavailable to serve.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

    The following table sets forth certain information, as of the Record Date, with respect to the nominees for director and the continuing directors of the Company. The number of shares of common stock beneficially owned by the nominees for director and the continuing directors is set forth above under "Beneficial Ownership of Principal Stockholders and Management."

                                                                                                             YEAR FIRST
                                                                                                               BECAME
                                                                                                              DIRECTOR
                                                                                                             (1)/ TERM
NAME                            AGE         PRINCIPAL OCCUPATION OR EMPLOYMENT FOR THE PAST FIVE YEARS        EXPIRES
--------------------------      ---      -----------------------------------------------------------------  ------------

NOMINEES FOR DIRECTOR:

Lawrence Flinn, Jr........          62   Chairman Emeritus of United Video Satellite Group, Inc.*, since      1994/1998
                                           1997; previously was Chairman, Chief Executive Officer and director of United Video Satellite Group, Inc.

Scott C. Petersen.........          42   Executive Vice President and Chief Operating Officer of the          1993/1998
                                           Company. Mr. Petersen joined the Company in 1987 as Senior Vice
                                           President for Corporate and Legal Affairs and was appointed
                                           Executive Vice President and Chief Operating Officer in 1991.

OTHER DIRECTORS:

Tim C. Flynn..............          48   Chairman, President and Chief Executive Officer of the Company.      1983/1999
                                           Mr. Flynn founded the Company in 1980 and has been its
                                           President and Chief Executive Officer since its incorporation in 1983.

R.F. Leyendecker..........          52   Vice President--Market Development, Northwestern Public Service      1986/1999
                                           Company* (NPSC), 1996-present; Vice President--Energy Services,
                                           NPSC from 1994-1996; Vice President--Rates and Regulation, NPSC from 1987-1994; elected Assistant Corporate Secretary, 1993;
                                           director of NNI, a wholly owned subsidiary of NPSC.

                                                                                                             YEAR FIRST
                                                                                                               BECAME
                                                                                                              DIRECTOR
                                                                                                             (1)/ TERM
NAME                            AGE         PRINCIPAL OCCUPATION OR EMPLOYMENT FOR THE PAST FIVE YEARS        EXPIRES
--------------------------      ---      -----------------------------------------------------------------  ------------
David Austad..............          37   President and Chief Executive Officer of AGS, Inc. from 1987 to      1994/1999
                                           present; President and Chief Executive Officer, The Austad
                                           Company, Inc., from 1988-1996.

Richard R. Hylland........          37   Executive Vice President and Director of NPSC* from 1995-present;    1990/2000
                                           Chief Executive Officer and Vice Chairman of Northwestern
                                           Growth Corporation from 1994-present; Vice Chairman of
                                           Cornerstone Propane GP, Inc.; the Managing General Partner of
                                           Cornerstone Propane Partners, L.P.*; Vice Chairman of
                                           ServiCenter USA; Vice Chairman of Communication Systems USA;
                                           Director of Lucht Inc., Franklin Industries, Northwestern
                                           Energy Corporation, Northwestern Services Corporation and NNI.

------------------------

*   Denotes public company.

(1) For purposes of this table, the year in which an individual first became a director of the Company shall be the year in which such individual was appointed to the Board of Directors of the Company or its South Dakota predecessor.

PROCEDURES FOR NOMINATING DIRECTORS

    The procedures for nominating directors, other than by the Board of Directors, are set forth in the Bylaws. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company's principal office. Such notice must be received at least 90 days prior to the date on which, in the immediately preceding calendar year, the Company's Annual Meeting of Stockholders for such year was held; PROVIDED, HOWEVER, that in the event the date of the Annual Meeting is changed by more than 30 days from such anniversary date, such stockholder's notice must be received by the Secretary of the Company no later than 10 days after notice or prior public disclosure of the meeting is first given or made to stockholders. The stockholder's notice must be in writing and must set forth as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, but not limited to, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. The stockholder notice must also set forth the name and address of the nominating stockholder. If the stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors is composed of Messers. Hylland, Austad and Flinn, each of whom is a disinterested director. The Audit Committee provides assistance to the Board in satisfying its responsibilities relating to accounting, auditing, operating and reporting practices of the Company. The Audit Committee met four times during 1997.

    The Compensation Committee of the Board of Directors is composed of Messrs. Austad, Flinn and Leyendecker, each of whom is a disinterested director. The Compensation Committee is responsible for establishing compensation policies, for setting compensation levels for the Company's executive officers and serves as disinterested administrators of the Plan. The Compensation Committee met three times during 1997. For a description of the functions of the Compensation Committee, see "ELECTION OF DIRECTORS--Executive Compensation--REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

    The Board of Directors met twelve times during 1997. All of the persons who were directors of the Company during 1997 attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he served.

DIRECTOR COMPENSATION

    The compensation to be paid to each non-employee director is set at $20,000 per year, $300 for each committee meeting attended, and reimbursement for travel and related expenses for attendance at Board and Committee meetings. The non-employee directors can elect to receive their annual retainer and meeting fees in the form of cash, options, shares of the Company's Common Stock or a combination thereof in accordance with such rules as established by the Compensation Committee. Non-employee directors automatically receive upon their initial election or appointment to the Board a nonqualified stock option to purchase 6,000 shares of Common Stock under the Plan plus an additional 6,000 options to be granted on each anniversary of such election during the term of service.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16 OF THE EXCHANGE ACT

    Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding ten percent or more of the common stock are required to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. To the Company's knowledge, based solely upon a review of copies of such reports received by the Company which were filed with the SEC from January 1, 1997 through the Record Date, and upon written representations from such persons that no other reports were required, the Company has been advised that all reports required to be filed under Section 16(a) have been timely filed with the SEC except for one Form 5 report for Richard R. Hylland with respect to the issuance in August 1996 of the Company's Common Stock as Director's compensation which form was filed with the SEC on February 18, 1997.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer ("CEO") and the five most highly compensated executive officers other than the CEO (determined as of the end of the last fiscal year) (the "Named Executives") whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                  ANNUAL COMPENSATION                   COMPENSATION
                                                  ----------------------------------------------------  -------------
                                                                                      OTHER ANNUAL      STOCK OPTIONS
NAME AND PRINCIPAL POSITION                         YEAR     SALARY($)  BONUS($)   COMPENSATION($)(1)        (#)
------------------------------------------------  ---------  ---------  ---------  -------------------  -------------
Tim C. Flynn....................................       1997    260,000     55,765          21,793            20,000
  President and Chief Executive                        1996    250,000     92,404          28,614            --
  Officer                                              1995    250,000    103,306          20,196            40,000

Scott C. Petersen...............................       1997    250,000     53,620          21,003            20,000
  Executive Vice President and Chief                   1996    240,000     88,708          27,386            --
  Operating Officer                                    1995    240,000     99,174          20,165            40,000

John M. O'Haugherty.............................       1997    160,000     59,782          14,293            15,000
  Senior Vice President, Chief Operating               1996    125,400     37,073          11,216            --
  Officer, Lodging Division                            1995    115,000     37,510          10,408            20,000

Douglas D. Truckenmiller........................       1997    160,000     18,669          14,293            --
  Vice President, Chief Operating Officer,             1996    156,200(2)    24,000         13,801           75,000
  ResNet Communications, L.L.C.                        1995    105,000     34,248          10,041            20,000

David M. Bankers................................       1997    125,000     16,600          11,668            12,500
  Vice President, Corporate Technologies               1996    114,500     33,850          10,754            --
                                                       1995    105,000     34,248          10,041            20,000

Eric R. Jacobsen................................       1997    125,000     16,600          11,668            12,500
  Vice President, General Counsel                      1996    114,500     33,850          10,754            --
                                                       1995     70,000(3)    22,832          6,875           80,000

------------------------

(1) Reflects compensation paid to the Named Executives by the Company in order for them to purchase individual supplemental insurance coverage and other benefits.

(2) In February 1996 Mr. Truckenmiller was appointed Vice President, Chief Operating Officer of ResNet. Prior to such appointment, Mr. Truckenmiller was Vice President, Technical Operations of the Company. Compensation for 1996 was based on an annual salary of $114,500 for the month of January and an annual salary of $160,000 thereafter.

(3) Mr. Jacobsen joined the Company as Vice President, General Counsel in May 1995. Compensation for 1995 was based on an annual salary of $105,000.

EMPLOYMENT AGREEMENTS

    In connection with the Company's initial public offering in October 1993, the Company entered into an employment agreement with Mr. Flynn, dated August 16, 1993, retaining his services as the Company's President and Chief Executive Officer. The initial term of this agreement was extended for an additional year on January 1, 1996 and will be automatically extended each January 1 thereafter unless prior to any such date either Mr. Flynn or the Company notifies the other of an election not to extend. The agreement may also be earlier terminated as discussed below. Under the agreement, Mr. Flynn's salary is currently set at $260,000 per year. In addition to his salary, Mr. Flynn is entitled to participate in any bonus program, insurance program, stock benefit plan and other employment benefits that may be provided by the Company from time to time to its executive officers.

    Mr. Flynn's employment may be terminated prior to the expiration of the term of the agreement (i) automatically upon Mr. Flynn's death, disability or retirement at age 65; (ii) by the Company at any time, with or without cause, by action of its Board of Directors; or (iii) by Mr. Flynn or the Company within three months after a change of control of the Company. In the event of any such termination of employment, the following termination benefits apply: (x) for any termination, other than for cause (including a termination due to death, disability or retirement at age 65), the Company will pay a pro rata portion of the maximum bonus for the then current year under any bonus program in which Mr. Flynn may be participating at the time, unless such payment is not permitted by the terms of the plan; and (y) for any termination by the Board of Directors without cause, the Company will continue to pay Mr. Flynn's salary at the rate last in effect prior to termination for the balance of the term of his employment agreement or until his earlier death or reaching age 65, and the Company will continue at its expense any health, disability and life insurance coverage in effect immediately prior to his termination. In the event of a termination after a change in control involving the Company, the terms of Mr. Flynn's agreement will be superseded by the terms and conditions of the Severance Agreements described below. The employment agreement contains a covenant by Mr. Flynn not to compete with the Company, or to work for a competing business, for the term of his employment and six months thereafter, provided that employment with a cable television vendor will not be considered to be a competing business.

    The Company entered into an employment agreement with Mr. Petersen, dated August 16, 1993, retaining his services as the Company's Executive Vice President and Chief Operating Officer. The terms of his employment agreement are the same as those in Mr. Flynn's agreement summarized above, except that Mr. Petersen's salary is currently set at $250,000 per year.

    In July 1995, the Compensation Committee authorized the Company to enter into agreements (the "Severance Agreements") with the Company's President and its other executive officers, including the officers named in the Summary Compensation Table, providing for the payment of certain compensation and other benefits in the event of a covered termination of the executive's employment within two years following a "change in control" involving the Company. No compensation is payable to any executive under the Severance Agreements unless
(i) there has been a change in control and (ii) the executive's employment with the Company shall have been terminated (including a substantial reduction in duties or compensation, but excluding termination as a result of the death or permanent disability of the executive or for cause or voluntary retirement). A "change in control" is generally defined as the occurrence of any of the following: (i) any person or group becomes the beneficial owner of securities representing 30% or more of the voting power of the Company's outstanding capital stock having the right to vote in the election of directors (excluding any such transaction that is effected at an actual or implied average valuation of less than $6.75 per share of common stock); (ii) a majority of the members of the Board shall not for any reason be the individuals who at the beginning of such period constitute the Board or persons nominated by such members; (iii) any merger, consolidation or sale of all or substantially all of the assets of the Company (meaning assets representing 30% or more of the net tangible assets of the Company or generating 30% or more of the Company's operating cash flow), excluding a business combination or transaction in which: (a) the stockholders of the Company prior to such transaction continue to represent more than 70% of the voting power of the Company immediately after giving effect to such transaction; (b) no person or group becomes the beneficial owner of 30% or more of the Company's voting stock; or (c) the purchase price results in an actual or implied average valuation of less than $6.75 per share of common stock; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (v) the occurrence of any other event that would be required to be reported as a change in control in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act.

    Upon a covered termination, the executive is entitled to receive a lump sum payment equal to the compensation the executive would have received over a 30-month period, a pro rata portion of any bonus the executive would have received for the year in which such termination occurs, any stock options previously granted to the executive will become fully vested, and the executive will be entitled to the continuation of the insurance and other welfare benefits then being received by such executive for a 30-month period. The Severance Agreements contain a covenant not to compete with the Company for a period of six months following a covered termination, and executives are not required to mitigate any termination benefits (nor will such benefits be reduced by compensation received from other employment). The Severance Agreements terminate upon the earlier of: (i) five years (subject to automatic one-year extensions unless the Board otherwise notifies the executive); (ii) the termination of the executive's employment other than pursuant to a covered termination described above; (iii) two years from the date of a change in control of the Company if there has not been a covered termination; and (iv) prior to a change in control upon the executive's ceasing to be an executive officer of the Company.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options during the fiscal year ended December 31, 1997 to the Named Executives.

                      OPTION(1) GRANTS IN FISCAL YEAR 1997

                                       INDIVIDUAL GRANTS
                              ------------------------------------                                  POTENTIAL REALIZABLE
                                NUMBER OF                                                            AT ASSUMED ANNUAL
                               SECURITIES                                                           RATES OF STOCK PRICE
                               UNDERLYING      PERCENT OF TOTAL                                       APPRECIATION FOR
                              OPTIONS/SARS   OPTIONS/SARS GRANTED                                     OPTION TERM (3)
                                 GRANTED     TO EMPLOYEES IN 1997   EXERCISE OR BASE   EXPIRATION   --------------------
NAME                             (#)(2)               (%)             PRICE ($/SH)        DATE       5% ($)     10% ($)
----------------------------  -------------  ---------------------  -----------------  -----------  ---------  ---------
Tim C. Flynn................       20,000                8.6                16.71        1/13/2007     72,022    155,102
Scott C. Petersen...........       20,000                8.6                16.71        1/13/2007     72,022    155,102
John M. O'Haugherty.........       15,000                6.4                16.71        1/13/2007     54,017    116,327
David M. Bankers............       12,500                5.4                16.71        1/13/2007     45,014     96,939
Eric R. Jacobsen............       12,500                5.4                16.71        1/13/2007     45,014     96,939

------------------------

(1) The Company has no plans pursuant to which stock appreciation rights may be granted.

(2) The options were granted pursuant to the Plan. The options become exercisable in four equal annual installments beginning one year after the date of the grant.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on a variety of factors, including market conditions and the price performance of the Common Stock. There can be no assurance that the rates of appreciation presented in this table can be achieved.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the Named Executives concerning the exercise of options during the fiscal year ended December 31, 1997 and unexercised options held by the Named Executives as of December 31, 1997:

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                    SHARES                   UNDERLYING OPTIONS AT     IN-THE- MONEY OPTIONS AT
                                  ACQUIRED ON    VALUE            12/31/97 (#)              12/31/97 ($)(1)
                                   EXERCISE     REALIZED   --------------------------  -------------------------
NAME                                  (#)         ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
--------------------------------  -----------  ----------  -----------  -------------  ----------  -------------
Tim C. Flynn....................         N/A          N/A      36,666        45,556        27,166       11,056
Scott C. Petersen...............     172,232    1,556,977     210,065        45,278     1,462,946       10,653
John M. O'Haugherty.............         N/A          N/A      57,062        48,055        14,791        5,931
Douglas D. Truckenmiller........         N/A          N/A      18,333        87,778        13,583        5,528
David M. Bankers................       7,500       65,775      44,228        25,278        97,224        5,528
Eric R. Jacobsen................         N/A          N/A      55,000        37,500       181,500       61,500

------------------------

(1) Value of unexercised "in-the-money" options is the difference between the market price of the Common Stock on December 31, 1997 ($11.00 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Company's chief executive officer and each of the other executive officers of the Company. The Committee consists exclusively of disinterested directors. Set forth below is the Report of the Committee addressing the Company's policies regarding executive compensation for 1997.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

    THE REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION SHALL NOT BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's success is dependent upon its ability to attract and retain highly qualified and motivated executives. The Company endorses the philosophy that executive compensation should reflect Company performance and the contribution of such officers to that performance. The Company's compensation policies are designed by the Committee to achieve three fundamental objectives: (i) attract and retain qualified executives, (ii) motivate performance to achieve specific strategic objectives of the Company, and (iii) align the interests of senior management with the long-term interests of the Company's shareholders. The three key interests of senior management with the long-term interests of the Company's shareholders. The three key elements of the Company's compensation program are base salary, an annual performance-based cash bonus, and long-term stock options.

    The Company's executive officers are also permitted to participate in the Company's broad based employee benefit plans and receive supplementary payments to enable such executives to purchase additional insurance coverage and other benefits. The incremental cost to the Company of the benefits provided under these plans to the Named Executives averaged approximately 10% of their base salaries in 1997.

    BASE SALARIES. The Company's approach to compensating executive officers has been to pay base salaries which are competitive with the salaries paid to executives of other companies in the media and communications industries, and based upon the Committee's judgment of the particular individual's experience, performance and potential contributions to the Company. The Company believes executive compensation levels must be competitive with those provided to other executives in the media and communications industries in order to attract and retain qualified executives crucial to the Company's long-term success. The group of companies considered by the Committee is broader than the group shown in the performance graph included below because the Company believes that it competes with a broader group of companies for executive talent.

    The Company's Chief Executive Officer, Mr. Flynn, and Chief Operating Officer, Mr. Petersen, are employed pursuant to employment contracts (the "Employment Contracts") entered into in 1993 between the Company and such executive officers in connection with and prior to the Company's initial public offering (the "Offering"). The Employment Contracts had an initial term which expired on December 31, 1995, and are automatically extended each year unless either the Company or such executive elects not to extend. In originally approving the Employment Contracts, the Board made a subjective assessment of management performance relating to the achievement of financial targets and strategic milestones and considered the salary levels of executive officers of its competitors and other public companies of comparable size, and the advice and recommendations of its financial advisers (who acted as the managing underwriters in the Offering). In addition, a specific objective of the Board in approving the Employment

Contracts was to provide compensation to the Company's executive officers sufficient to ensure the continuity and stability of senior management following the Offering and to recognize the additional significant demands associated with the management of a public company. The base salaries paid to Messrs. Flynn and Petersen for 1997 were increased $10,000 (or 4.0% and 4.2%, respectively) from 1995. See "Executive Compensation--Employment Agreements." With respect to the Company's other executive officers, based on the policies and factors described above, including the performance of the Company and peer group compensation, the Committee approved base salary adjustments for 1997 averaging 8.6% for such executive officers.

    BONUS COMPENSATION. The Company's officers are eligible to receive annual cash incentive compensation based on achieving specific goals and objectives established by the Committee. In February 1997 the Committee established an executive bonus program for 1997 based on the achievement by the executive of a combination of target goals relating to earnings before interest, expense, income taxes, depreciation, and amortization ("EBITDA") for the Company, the lodging division or ResNet, as appropriate; the effective management of selling, general and administrative expenses; growth in guest pay rooms, cable subscribers or cable passings, as appropriate; and the achievement of strategic goals, the particular combination of targets and their respective weighting being dependent upon the nature of the participating executive's areas of responsibility. Projected bonuses under the program could range from 0% to approximately 40% of base salary depending upon the executive's position. The Committee met in February 1998 to evaluate the Company's performance and determine the 1997 bonuses for executive officers. The Committee considered whether the target goals for 1997 were attained and reviewed strategic events that occurred during the year. In light of the foregoing, the Committee approved the cash bonus payments to the Named Executives reflected in the Summary Compensation Table.

    LONG-TERM STOCK OPTIONS. The Company believes that stock ownership by executive officers and key employees aligns their interests with those of stockholders. Stock options granted to such persons are intended to provide such employees with an incentive to achieve superior performance that will be reflected in the appreciation of the Company's common stock. The terms and conditions of such options are determined and administered by the Committee. Generally, stock options are granted annually with an exercise price equal to the prevailing market value of the Company's common stock at the time of grant, have ten year terms and vest over a four year period. The nature of the long-term stock option compensation means that participating executives will not realize compensation unless the value of the Company's common stock increases. Each executive officer is considered for stock options based on his or her responsibilities in the Company and existing stock option position, as well as stock option award levels of comparable media and communications companies.

    SEVERANCE AGREEMENTS. The Board believes that it is in the interest of the Company and its stockholders to reinforce and encourage the continued dedication of the Company's executive officers without the distractions occasioned by the possibility of an abrupt change in control of the Company. In July 1995, the Committee authorized the Company to enter into severance agreements with the Company's president and its other executive officers, including the Named Executives, providing for the payment of certain compensation and other benefits in the event of a covered termination of the executive's employment within two years following a "change in control" involving the Company. See "Executive Compensation-- Employment Agreements."

    IRC SECTION 162(M). Section 162(m) of the Internal Revenue Code disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officers and the four most highly compensated executive officers (other than the chief executive officer), unless certain criteria are satisfied. During 1997, the Board discussed the adoption of an amendment of the Company's stock option plan to, among other things, qualify for an exemption from the limitation on deductibility with respect to stock options granted under the plan. No officer of the Company receives compensation in excess of such amount and, accordingly, such action was not taken in 1997.

                                          THE COMPENSATION COMMITTEE
                                          David Austad
                                          Lawrence Flinn, Jr.
                                          R.F. Leyendecker

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee has ever served as an officer of the Company, other than Mr. Leyendecker, who served as the Company's Treasurer from 1988 though 1992. Certain compensation matters were reviewed by the entire Board of Directors, which includes Mr. Flynn, the President and Chief Executive Officer, and Mr. Petersen, Executive Vice President and Chief Operating Officer of the Company. Mr. Leyendecker, a director and member of the Compensation Committee, is a director of NNI and an executive officer of NPSC. Mr. Hylland, a director, is a director of NNI and a director and executive officer of NPSC.

                CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

    None of the directors or executive officers of the Company or any subsidiary thereof, or any associates or affiliates of any of them, is or has been indebted to the Company at any time since the beginning of the last completed fiscal year in excess of $60,000. None of the directors or executive officers of the Company or any associate or affiliate of such person, had any material financial interest, direct or indirect, in any transaction or any proposed transaction with the Company during the past fiscal year.

                               PERFORMANCE GRAPH

    Prior to October 14, 1993, the date on which the Company's Initial Public Offering was completed, the Company's common stock was privately held. The following graph compares the percentage change in the Company's cumulative total shareholder return on its common stock with (i) the cumulative total return of the NASDAQ Market Index and (ii) the cumulative total return of all companies (the "Peer Group") with the same four-digit standard industrial code (SIC) as the Company (SIC Code 4841--Cable and Other Pay Television Services) over the period from October 14, 1993 through December 31, 1997. The graph assumes an initial investment of $100 in each of the Company, the NASDAQ Market Index and the Peer Group and reinvestment of dividends. The Company did not declare or pay any dividends in 1997. The graph is not necessarily indicative of future price performance. THIS GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, NASDAQ MARKET INDEX AND PEER GROUP*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               LODGENET ENTERTAINMENT CORP.         PEER GROUP        NASDAQ MARKET INDEX
10/14/93                                 $100.00          $100.00                     $100.00
12/31/93                                 $108.33          $112.13                     $100.23
12/31/94                                  $56.02           $81.29                     $105.23
12/31/95                                  $70.37           $93.85                     $136.50
12/31/96                                 $131.48           $76.29                     $169.62
12/31/97                                  $81.48          $127.77                     $207.48

                     ASSUMES $100 INVESTED ON OCT. 14, 1993
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1997

                                                                                  DECEMBER 31
                                                OCTOBER 14,  -----------------------------------------------------
                                                   1993        1993       1994       1995       1996       1997
                                                -----------  ---------  ---------  ---------  ---------  ---------
LodgeNet......................................   $  100.00   $  108.33  $   56.02  $   70.37  $  131.48  $   81.48
Peer Group....................................      100.00      112.13      81.29      93.85      76.29     127.77
NASDAQ Market Index...........................      100.00      100.23     105.23     136.50     169.62     207.48

------------------------

*   Source: Media General Financial Services, Inc.

               AMENDMENT OF THE COMPANY'S 1993 STOCK OPTION PLAN

    The Company's 1993 Stock Option Plan was adopted by action of the Board of Directors and stockholders effective as of August 16, 1993 and was amended and restated effective August 15, 1996, as so amended and restated (the "Plan"). The amendment and restatement of the Plan incorporated amendments adopted in 1995 and 1996 as well as amendments that conformed the Plan to revisions in Rule 16b-3 promulgated under the Exchange Act and to permit Non-Employee Directors to elect to receive their fees in nonqualified stock options ("NSOs") and/or shares of Common Stock.

    The purpose of the Plan is to advance the interests of the Company and its stockholders by enabling the Company and its subsidiaries to attract and retain qualified management and to provide added incentive to officers, directors, consultants and other key employees of the Company and its affiliates for high levels of performance and to encourage stock ownership in the Company. Currently, the Plan provides for the issuance of a maximum 1,000,000 shares. As of March 25, 1998, options to purchase 982,500 shares were outstanding, and 419 shares were available for grant under the Plan.

    The Board believes that the number of shares presently available for grant under the Plan is insufficient to enable the Company to retain or attract high caliber individuals in today's competitive market. Therefore, the Board has adopted, subject to stockholder approval, an amendment to Section 4 of the Plan to authorize up to an additional 800,000 shares (for a total of 1,800,000) reserved for issuance under the Plan (the "Plan Amendment"). Any such options granted in the future will be subject to the same terms and provisions as provided in the Plan or as otherwise determined by the Compensation Committee pursuant to discretionary authority granted under the Plan.

    The Board of Directors believes that the Company's policy of encouraging stock ownership by its directors, officers and key employees has been a positive factor in its growth and success by enabling the Company to attract and retain quality directors and key employees, to stimulate the efforts of such individuals towards achievement of the Company's objectives and to align the interests of such individuals with those of the Company's stockholders.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                    "FOR" THE APPROVAL OF THE PLAN AMENDMENT

    A general description of the basic features of the Plan is set forth below. This summary is qualified in its entirety by the actual text of the Plan, a copy of which may be obtained from the Company.

    GENERAL. The purpose of the Plan is to enable the Company and its subsidiaries to attract, retain and reward key managerial employees ("Key Employees") and non-employee directors ("Non-Employee Directors") of the Company by offering them the opportunity to have a greater proprietary interest in and closer identity with the Company and its financial success. Shares of common stock subject to Options which expire or are terminated or cancelled may be re-added to the remaining number of shares of common stock available for grant.

    ADMINISTRATION. The Plan is administered by the Committee. The Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of Options granted under the Plan, including the number of option grants, exercise price, duration and method of exercise as set forth in the Plan, and make such other determinations as it deems necessary or advisable for the administration of the Plan.

    TYPE OF OPTIONS GRANTED. An option granted under the Plan to a Key Employee to purchase shares of the Company's common stock may be an incentive stock option ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code"), or a nonqualified stock option ("NSO") (collectively, the "Options"). Each individual who becomes a Non-Employee Director automatically is granted an NSO to purchase 6,000 shares of common stock upon initial election to the Company's Board of Directors and an additional grant of 6,000 options on each anniversary of such election during the term of service. The per share exercise price of each NSO granted to a Non-Employee Director must be 100% of the fair market value of a share of Common Stock on the date of grant. Subject to the provisions regarding termination of service, if applicable, each such NSO may be exercised in whole or in part not earlier than six months after the date of grant and shall expire on the date ten years after the date of grant. Additionally, Non-Employee Directors may elect to receive all or a portion of their annual retainer payments and meeting fees in NSOs and/or shares of Common Stock.

    REQUIRED TERMS AND CONDITIONS OF OPTIONS. Each ISO granted to a Key Employee shall be in such form and subject to such restrictions and conditions and other terms as the Committee may determine at the time of grant, consistent with the requirements of the Code and subject to the general provisions of the Plan and the following specific rules. Except as otherwise provided, the per share exercise price of each ISO shall be at least 100% of the fair market value of the common stock at the time of grant, provided that in the case of an ISO granted to a Key Employee who at the time of grant owns (as defined in Section 424(d) of the Code) stock of the Company or its parent or subsidiaries possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price shall be at least 110% of the fair market value of the common stock at the time of grant and the ISO by its terms shall not be exercisable after the expiration of five years from the date of grant. Subject to earlier termination, each ISO shall expire on the date determined in the applicable Option Agreement at the time the ISO is granted, provided that such date shall not be more than 10 years from the date of grant, except as otherwise provided above. The terms and conditions applicable to the NSOs granted to Key Employees and Non-Employee Directors pursuant to the Plan (which need not be identical) and the Option Agreements relating thereto are determined by the Committee and the Committee may make such other determinations as it deems necessary or advisable for the administration of NSOs granted under the Plan.

    TERMINATION OF EMPLOYMENT OR SERVICE. Except as set forth below or otherwise determined by the Committee, each Option granted to a Key Employee shall expire on the expiration date or dates set forth in the applicable Option Agreement. Unless the Committee determines to extend the option exercise period for a period of up to ninety days and/or permits the Key Employee to exercise an Option that becomes exercisable during that 90-day period, an Option granted to a Key Employee shall expire on the first to occur of (i) the applicable date or dates determined by the Option Agreement or (ii) the date that the employment of the Key Employee with the Company or its subsidiaries terminates for any reason other than death or disability, retirement, or upon the occurrence of specified events. In no event, however, may the Committee permit such Key Employee to exercise an Option under this section after the expiration date or dates set forth in the applicable Option Agreement. If the employment of a Key Employee with the Company and its subsidiaries terminates by reason of disability (as determined by the Committee) or death, his unexpired Options or portions thereof, if any, held on the date of disability or death that would expire pursuant to the terms of her Option Agreement during the twelve-month period commencing on the date of disability or death, shall expire on the last day of such twelve-month period. During such twelve-month period, any such Option or portion thereof referred to in the preceding sentence may be exercised by such Key Employee or the appropriate beneficiary. If the employment of a Key Employee with the Company and its subsidiaries terminates due to retirement under any qualified retirement plan maintained by the Company and/or any of its subsidiaries, his Option shall expire on the earlier to occur of (i) the applicable expiration date or dates set forth in the applicable Option Agreement(s) or (ii) the third anniversary of the date of such termination of employment. If a Key Employee who has so retired dies prior to exercising in full an Option that has not expired pursuant to the preceding sentence, then notwithstanding the preceding sentence, such Option shall expire on the first anniversary of the date of the Key Employee's death.

    TERMINATION UPON OCCURRENCE OF SPECIFIED EVENTS. If, within two years after the occurrence of any event described in the paragraph below on adjustments, the employment of a Key Employee with the Company and its subsidiaries terminates voluntarily for good reason, or involuntarily for any reason other than for cause, or due to the death, disability or retirement of a Key Employee, and if such event does not have the prior written approval of a majority of the Continuing Directors (as defined in the Plan), the dates upon which his outstanding Options may be exercised shall be advanced to the date of termination. In such event, not later than 90 days following the date of his termination, the Key Employee may elect to exercise in whole or in part any or all of his Options notwithstanding any restrictions and conditions that may be contained in his Option Agreement.

    ADJUSTMENTS. In the event that: (i) any person (as such term is used in Section 13 of the Exchange Act and the rules and regulations thereunder and including any Affiliate or Associate of such person, as defined in Rule 12b-2 under the Exchange Act, and any person acting in concert with such person) directly or indirectly acquires or otherwise becomes entitled to vote more than 50% of the voting power entitled to be cast at elections for directors ("Voting Power") of the Company; or (ii) there occurs any merger or consolidation of the Company, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Company and its subsidiaries to any other person and
(A) in the case of a merger or consolidation, the holders of outstanding stock of the Company entitled to vote in elections of directors immediately before such merger or consolidation (excluding for this purpose any person (including any Affiliate or Associate) that directly or indirectly owns or is entitled to vote 20% or more of the Voting Power of the Company) hold less than 80% of the Voting Power of the survivor of such merger or consolidation or its parent; or
(B) in the case of any such sale, lease or exchange, the Company does not own at least 50% of the Voting Power of the other person; or (iii) one or more new directors of the Company are elected and at such time five or more directors (or, if less, a majority of the directors) then holding office were not nominated as candidates by a majority of the Continuing Directors; the Committee may, in its discretion, revise, alter, amend or modify any Option Agreement with a Key Employee and any then outstanding and unexercised Option granted to a Key Employee in any manner that it deems appropriate, including, but not limited to, any of the following respects: (A) the Option may be deemed to pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the unexercised portion of the Option would be entitled if he actually owned such shares immediately prior to the record date or other time any such event became effective; and (B) the dates upon which outstanding and unexercised Options may be exercised may be advanced (without regard to installment exercise limitations, if any). If the Committee believes that any such event is reasonably likely to occur, the Committee may so revise, alter, amend or modify as set forth above at any time before and contingent upon the consummation of such an event.

    TERMINATION AND AMENDMENT OF THE PLAN. No ISOs shall be granted under the Plan more than ten years after the first to occur of (i) the date the Plan was adopted by the Board or (ii) the date the Plan was approved by the stockholders of the Company. The Board may at any time terminate, suspend or modify the Plan without authorization of stockholders to the extent allowed by applicable law, regulation or rule. No termination, suspension, or modification of the Plan may adversely affect any right acquired by any participant under an Option granted before the date of such termination, suspension or modification, unless such participant shall consent. Any member of the Board who is an officer or employee of the Company may not vote on any proposed amendment to the Plan, or on any other matter which might affect that member's individual interest under the Plan.

    FEDERAL INCOME TAX CONSEQUENCES. The following discussion is only a summary of the principal federal income tax consequences of the options to be granted under the Plan, and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed.

    INCENTIVE STOCK OPTIONS. Generally under present law, when an option qualifies as an ISO under Section 422 of the Code: (i) an optionee will not realize taxable income either upon the grant or the exercise of the option, (ii) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and (iii) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an ISO or a qualifying disposition of the shares. A disposition by an optionee of stock acquired upon exercise of an ISO will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares to the optionee. If such stock is disposed of by the optionee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the optionee, in general, will recognize ordinary income equal to the lesser of
(i) the aggregate fair market value of the shares as of the date of exercise less the option price, or (ii) the amount realized on the disqualifying disposition less the option price. The Company would become entitled to a corresponding deduction. Ordinary income from a disqualifying disposition will constitute ordinary compensation income. Any gain in addition to the amount reportable as ordinary income on a "disqualifying disposition" generally will be capital gain. Upon the exercise of an ISO, the difference between the fair market value of stock on the date of exercise and the option price generally is treated as an adjustment to taxable income in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such adjustments (along with tax preference items) form the basis for the alternative minimum tax (presently at a graduated rate for individuals), which may apply depending on the amount of the computed "regular tax" of the employee for that year. The Company does not obtain a deduction as a result of an optionee incurring the alternative minimum tax.

    NON-QUALIFIED STOCK OPTIONS. In the case of NSOs, no income generally is recognized by the optionee at the time of grant. Under present law the optionee generally will recognize ordinary income at the time the NSO is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from an NSO will constitute compensation for services. Subject to special rules applicable when an optionee uses stock of the Company to exercise an option, shares acquired upon exercise of an NSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss. Provided the shares are held by the optionee for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. The Company will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) recognized by the optionee in connection with the exercise of an NSO provided the Company complies with any withholding requirements of federal and state law.

    RESTRICTIONS ON DEDUCTIONS. Not every amount paid as compensation for services is currently deductible. For example, depending upon the services rendered, some compensation payments must be capitalized or added to inventory costs. Two other restrictions under the Code potentially applicable to deductions for executive compensation payments are the restriction on the deduction of so-called "excess parachute payments" (and the imposition of a 20% excise tax on the recipient thereof) and the deduction limit of $1,000,000 per year for certain executive compensation. Whether any such restrictions will apply to specific payments of compensation by the Company cannot be predicted at this time.

    EFFECT OF AMENDMENT. The Plan Amendment will have no effect upon the tax consequences to Key Employees or the Company.

PLAN BENEFITS

    The benefits and amounts that will be received by each of the Named Executives, the executive officers as a group and all other key management employees under the Plan are not presently determinable. Details on stock options recently granted to the Named Executives are presented in the tables entitled "Summary Compensation Table" and "Option Grants in Fiscal Year 1997."

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The accountants of the Company are Arthur Andersen LLP, 45 South Seventh Street, Minneapolis, MN 55402-1611. Arthur Andersen LLP has performed accounting services for the Company and its predecessors since its appointment in the fourth quarter of 1991, which services have consisted of the examination of the consolidated financial statements of the Company and its affiliates and predecessors and limited assistance and consultation in connection with filings with the SEC. All professional services rendered by Arthur Andersen LLP during 1997 were furnished at customary rates and terms.

    It is anticipated that representatives of Arthur Andersen LLP will be present at the Meeting to respond to appropriate questions and to comment on the Company's consolidated financial statements.

    The Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year and the stockholders are being asked to ratify such appointment. The affirmative vote of the holders of at least a majority of the outstanding shares of the Company's Common Stock represented and voting at the Meeting will be required for passage of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                                 ANNUAL REPORT

    The Company's Annual Report to Shareholders, incorporating its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 accompanies this Proxy Statement. The Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Arthur Andersen LLP, the Company's independent public accountants.

                           PROPOSALS OF STOCKHOLDERS

    Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. The 1999 Annual Meeting of Stockholders will be held on or about May 12, 1999. Proposals of stockholders intended to be included in the proxy materials for the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company, 3900 West Innovation Street, Sioux Falls, South Dakota 57107, by December 11, 1998, in a form that complies with the Company's Bylaws and applicable requirements.

                                 OTHER BUSINESS

    The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented thereby on such matters in accordance with the recommendations of the Board of Directors and authority to do so is included in the Proxy.

DATED: April 8, 1998

                                          By Order of the Board of Directors,

                                          /s/ Eric R. Jacobsen

                                          Eric R. Jacobsen
                                          SECRETARY

PROXY                                                                  PROXY

                   LODGENET ENTERTAINMENT CORPORATION

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 1998

     The undersigned hereby appoints Mr. Tim C. Flynn and Mr. Scott C. Petersen, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each (the "Proxies"), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders
(the "Annual Meeting") of LodgeNet Entertainment Corporation (the "Company") to be held at the Company's National Headquarters and Distribution Center, 3900 W. Innovation Street, Sioux Falls, South Dakota 57107 on Wednesday,
May 13, 1998 at 9:00 a.m. Central Daylight Time or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

     This Proxy when properly executed will be voted as specified. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted "FOR" the election of Mr. Lawrence Flinn, Jr. and Mr. Scott C. Petersen; "FOR" approval of the Plan Amendment; and "FOR" the ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998. If any other business is presented at the Annual Meeting, this Proxy confers authority to and shall be voted in accordance with the recommendation of the Board of Directors. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by filing with the Corporate Secretary of the Company a duly executed proxy bearing a later date or an instrument revoking this Proxy, or by attending and electing to vote in person.

                PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY
                 CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                       LODGENET ENTERTAINMENT CORPORATION
        PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY



                                                                  For all
1. ELECTION OF DIRECTORS FOR A                                (Except Nominee(s)
   TERM OF 3 YEARS--                          For   Withheld    written below)
   NOMINEES: Lawrence Flinn, Jr.,
   Scott C. Petersen                          / /     / /            / /

   -----------------------------------

                                                     For   Against   Abstain
2. To approve the Plan Amendment.                    / /     / /       / /

                                                     No Voting Authority
                                                     / /

                                                     For   Against   Abstain
3 . To ratify the appointment of Arthur              / /     / /       / /
    Andersen LLP as the Company's Independent public accountants for the fiscal year ending
    December 31, 1998.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting.




                                                     Dated         , 1998
                                                           --------

                                     Signature(s)
                                                 ------------------------
                                     Signature(s)
                                                 ------------------------
----------------------------------   Please sign exactly as name appears
 PLEASE MARK, SIGN, DATE AND MAIL    hereon. Joint owners should each sign.
  THIS PROXY CARD PROMPTLY USING     Where applicable, indicate official
     THE ENCLOSED ENVELOPE           position or representative capacity.
----------------------------------
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                         FOLD AND DETACH HERE